EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated statement of operations for the six months ended April 3, 2005 is based on the consolidated financial statements of Rayovac and United as if the acquisition of United and the related transactions (together with the acquisition, the transactions) had occurred at October 1, 2003, after giving effect to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial data.

The unaudited pro forma condensed consolidated statement of operations for the six months ended April 3, 2005 has been derived from Rayovac’s unaudited consolidated statement of operations for the six months ended April 3, 2005 and United’s consolidated statement of operations for the unaudited period October 1, 2004 through February 7, 2005.

The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations eliminate non-recurring items directly attributable to the United acquisition. Pro forma adjustments are also necessary to reflect interest expense and the income tax effects associated with the United acquisition.

The pro forma adjustments and allocation of purchase price are preliminary and are based on management’s estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual assets and liabilities of United that exist as of the date of the completion of the transactions. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial data. In addition, the impact of integration activities, the timing of the completion of the transactions and other changes in United’s assets and liabilities prior to completion of the transactions could cause material differences in the information presented.

The unaudited pro forma condensed consolidated financial data are presented for informational purposes only and have been derived from, and should be read in conjunction with, the consolidated financial statements of Rayovac and United, including the notes thereto. The pro forma adjustments, as described in the notes to the unaudited pro forma condensed consolidated financial data, are based on currently available information and certain adjustments that we believe are reasonable. They are not necessarily indicative of our consolidated financial position or results of operations that would have occurred had the transactions taken place on the dates indicated, nor are they necessarily indicative of future consolidated financial position or results of operations. Additional pro forma information as of and for the year ended September 30, 2004 has been filed with Rayovac’s amendment to the Current Report on Form 8-K/A filed on April 19, 2005. Additional pro forma information as of and for the three months ended January 2, 2005 has been filed with Rayovac’s amendment to the Current Report on Form 8-K/A filed on April 29, 2005.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended 4/3/05

(in thousands, except per share amounts)

	Rayovac (1)	United Industries (2)	Pro Forma Adjustments		Rayovac & United Pro Forma Combined
Net sales	$1,025,280	$217,551	$—		$1,242,831
Cost of goods sold	637,420	157,620	(43,690	) (3)(4)	751,350
Restructuring and related charges					—

Gross profit	387,860	59,931	43,690		491,481
Operating expenses:
Selling, general and administrative expenses	290,759	80,928	1,620	(3)(5)(6)	373,307
Restructuring and related charges	157				157

	290,916	80,928	1,620		373,464
Operating Income (loss)	96,944	(20,997)	42,070		118,017
Interest expense	55,922	20,629	(11,597	) (7)	64,954
Other (income) expense, net	(24)	55			31
Minority interest	(143)	—			(143)

Income (loss) from continuing operations before income taxes	41,189	(41,681)	53,667		53,175
Income tax expense (benefit)	15,191	(17,908)	20,393	(8)	17,676

Income from continuing operations	$25,998	$(23,773)	$33,274		$35,499

Basic net income per common share	$0.67				$0.73

Weighted average shares of common stock outstanding	38,709				48,350	(9)

Diluted net income per common share	$0.64				$0.71

Weighted average shares of common stock outstanding	40,318				49,959	(9)

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(1)	Consolidated statement of operations for Rayovac, as obtained from the Company’s 10-Q report for the six months ended April 3, 2005.
(2)	Consolidated statement of operations for United, as derived from United’s Annual report for the period ended December 31, 2004, 10-Q report for the period ended September 30, 2004 and unaudited consolidated statement of operations for the period January 1, 2005 through February 7, 2005.
(3)	Includes $15,995 related to a reclassification of freight costs from cost of goods sold to selling, general and administrative expenses to conform with the accounting treatment for such costs by Rayovac Corporation.
(4)	Includes $27,695 related to the fair value adjustment applied to United’s acquired inventory as the charge was a non-recurring item related to the transaction.
(5)	Includes a $2,046 reduction in amortization expense to present projected amortization of identified intangibles. Intangible assets acquired included trade names, patents and customer relationships. The majority of acquired trade names have been assigned indefinite lives. Customer relationships have been assigned a 12 1/2 year life.
(6)	Includes $12,329 of non-recurring transaction related costs incurred by United.
(7)	Includes $12,033 of debt issuance costs charged to interest expense related to the debt refinancing that occurred in connection with the acquisition, as the charge was a non-recurring item, offset by increased interest expense, net of a reclassification of interest income, associated with the debt issued and refinanced in connection with the transactions. The effect of a 0.125 percent change in the expected interest rate on the approximately $736 million of variable rate debt to be refinanced in connection with the transactions is approximately $0.9 million.
(8)	Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma statutory tax rate of 38%.
(9)	Weighted average shares of common stock outstanding assumes the 13.75 million shares issued in connection with the United acquisition were issued and outstanding for the entire period presented.